Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group CEO Offers Year in Review

WELLINGTON, Fla. (December 31, 2008) – During a year-end review with employees of The Quantum Group, Inc. (NYSE Alternext US: QGP) (www.QuantumMD.com), a solutions provider for the healthcare industry, President & CEO Noel J. Guillama congratulated employees on the growth of Company revenues and expansion of business lines.  Guillama, in collaboration with the executive team, also offered his vision of Company developments in the upcoming year.

Guillama remarked, “Operationally, 2008 was a notable year for Quantum.  We saw the achievement of many goals, realized approximately 400% growth in revenues, and earned the recognition of numerous industry leaders, potential high-level strategic partners and competitors.  Our healthcare information technology platform, PWeR (Personal Wellness electronic Record) was successfully launched at The Caridad Center, the largest free clinic in Palm Beach County, Florida and has since been well received by providers, hospitals, governmental agencies and leaders both domestically and internationally.  We have filed 18 provisional patents in support of PWeR and expect to continue this trend of innovation into 2009 as we systematically deploy PWeR to healthcare providers, hospitals and patients.  We believe the opportunities ahead for PWeR will take Quantum to new heights with regard to our revenues and exposure to the healthcare industry at-large.”

“Renaissance Health Systems continues to be the strong foundation of our organization,” Mr. Guillama continued.  “We have expanded our footprint as we added three Florida counties and in turn added new faces to our affiliated providers.  We are in the midst of the Open Enrollment period for Medicare Advantage and expect to release updated numbers early in 2009.  Further, our unique model has been met with requests to expand beyond Florida and we are exploring each of these opportunities carefully to ensure the continuation of our solid growth pattern.  Our network has been enhanced through the valuable services and solutions deployed this year, most recently with the announcement of QMed Purchasing, a unique opportunity for healthcare providers to streamline their ordering process as well as to realize cost savings on their everyday clinical and office supplies and medical and office equipment purchases.”

Mr. Guillama recited Company achievements in the year 2008 which included, among others, state approval of the TPA (Third Party Administrator) Application for subsidiary company, Renaissance Administrative Solutions (RASI), continued growth of the patient base, expansion of payer contracts to provide for statewide growth, deployment of a web-based portal for Renaissance providers, employee incentive program designed to foster innovation.

Finally, expressing gratitude on behalf of the Quantum executive team, Guillama noted the high level of talent and dedication demonstrated by the employees of Quantum. “Each of you has greatly contributed to the achievements we have made together as a Company this year.  Each of you is an equity owner, and this is your Company.  The level of devotion and perseverance toward excellence within this organization is second to none.  It is my distinct privilege to work alongside of each of you.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the estimated $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

In this announcement, the Company has given guidance based on preliminary results from its patient lives under  management.  Actual results may vary substantially in part due to the actual reporting by the health plan partners under contract including the number of assigned patient lives, enrollments, and retroactive disenrollments.  The Company is not required to file updates and/or changes to this guidance prior to the filing of the audited Fiscal Year 2008 results to the Securities and Exchange Commission.  Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to show 2008 fiscal year revenues in the range discussed in this press release, to continue revenue growth trend in fiscal year 2009, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com